Exhibit 23.3



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements and related Prospectuses of Wisconsin Energy Corporation, listed below, of our report dated February 8, 1995 appearing in Item 8 of the Annual Report on Form 10-K of Northern States Power Company (Minnesota) (File No. 1-3034) for the year ended December 31, 1996.

   1. Registration Statement on Form S-3 (Registration No. 33-57765) - Stock Plus Investment Plan

   2. Registration Statement on Form S-8 (Registration No. 33-62159) - Represented Employee Savings Plan

   3. Registration Statement on Form S-8 (Registration No. 33-62157) - Management Employee Savings Plan

   4. Registration Statement on Form S-8 (Registration No. 33-65225) - 1993 Omnibus Stock Incentive Plan







/s/Deloitte & Touche LLP
------------------------
DELOITTE & TOUCHE LLP




Minneapolis, Minnesota
March 27, 1997